Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2025 First Quarter Results

Delivering Progress on Strategic Priorities; Maintaining Full Year Adjusted EPS Guidance

First quarter financial results

•

First quarter loss per share[1] was $0.31 versus loss per share of $0.08 in the year-ago quarter. Loss per share in the current quarter includes costs related to the Footprint Optimization Program and an after-tax charge for fair value adjustments on variable prepaid forward derivatives related to the monetization of Cencora shares

•

Adjusted earnings per share (EPS)[2] was $0.51 versus adjusted earnings per share of $0.66 in the year-ago quarter driven by lower U.S. retail sales and prior year sale-leaseback gains, partly offset by cost savings and growth in U.S. Healthcare

•	First quarter sales increased 7.5 percent year-over-year to $39.5 billion, up 6.9 percent on a constant currency basis

Fiscal 2025 guidance*

•

Maintaining fiscal 2025 adjusted EPS[2] guidance of $1.40 to $1.80, with growth in U.S. Healthcare and International more than offset by a decline in U.S. Retail Pharmacy, a higher adjusted effective tax rate, and lower contributions from sale-leaseback and Cencora earnings

DEERFIELD, Ill. — January 10, 2025 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2025, which ended November 30, 2024.

Chief Executive Officer Tim Wentworth said:

“Our first quarter results reflect our disciplined execution against our 2025 priorities: stabilizing the retail pharmacy by optimizing our footprint, controlling operating costs, improving cash flow and continuing to address reimbursement models.” said Tim Wentworth, Chief Executive Officer, Walgreens Boots Alliance. “While our turnaround will take time, our early progress reinforces our belief in a sustainable, retail pharmacy-led operating model.”

Overview of First Quarter Results

WBA first quarter sales increased 7.5 percent from the year-ago quarter to $39.5 billion, an increase of 6.9 percent on a constant currency basis, reflecting sales growth across all business segments.

*

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure

First quarter operating loss was $245 million compared to an operating loss of $39 million in the year-ago quarter. Adjusted operating income2 was $593 million compared to adjusted operating income of $687 million in the year-ago quarter. The increase in operating loss reflects higher costs related to the Footprint Optimization Program in the U.S. Retail Pharmacy segment, and both operating loss and adjusted operating income2 reflect lower U.S. retail sales and lapping prior year sale-leaseback gains, partly offset by cost savings initiatives and growth in the U.S. Healthcare segment.

Net loss in the first quarter was $265 million compared to a net loss of $67 million in the year-ago quarter, primarily driven by higher operating loss. Adjusted net earnings2 decreased 23.0 percent to $440 million, down 23.2 percent on a constant currency basis, reflecting lower adjusted operating income.

Loss per share in the first quarter was $0.31 compared to loss per share of $0.08 in the year-ago quarter. Adjusted EPS2 was $0.51 compared to adjusted EPS2 of $0.66 in the year-ago quarter reflecting a decrease of 23.4 percent on a constant currency basis.

Net cash used for operating activities was $140 million in the first quarter, a $141 million improvement compared with the year-ago quarter. Operating cash flow was negatively impacted by seasonal inventory build in the U.S., UK and Germany, and legal payments of $137 million. Free cash flow2 was negative $424 million, a $363 million improvement compared with the year-ago quarter primarily driven by a decrease in capital expenditures of $223 million and higher adjusted operating income excluding sale-leaseback, which does not impact free cash flow.

Business Segments

U.S. Retail Pharmacy

	Three months ended November 30,
	2024	2023
Sales	$30,866	$28,944
Adjusted operating income [3]	$441	$694

The U.S. Retail Pharmacy segment had first quarter sales of $30.9 billion, an increase of 6.6 percent from the year-ago quarter. Comparable sales increased 8.5 percent from the year-ago quarter.

Pharmacy sales increased 10.4 percent and comparable pharmacy sales increased 12.7 percent in the quarter, each benefiting from higher branded drug inflation and prescription volume. Comparable prescriptions filled in the first quarter increased 2.3 percent from the year-ago quarter while comparable prescriptions excluding immunizations increased 3.5 percent. Total prescriptions filled in the quarter, including immunizations, adjusted to 30-day equivalents increased 1.5 percent to 316.3 million.

Retail sales decreased 6.2 percent and comparable retail sales decreased 4.6 percent compared with the year-ago quarter, reflecting a weaker cough cold flu season and lower sales in discretionary categories.

Adjusted operating income decreased 36.4 percent to $441 million compared to $694 million in the year-ago quarter, driven primarily by lower retail sales and lapping prior year sale-leaseback gains, partially offset by cost savings.

International

	Three months ended November 30,
	2024	2023
Sales	$6,425	$5,832
Adjusted operating income [3]	$168	$142

The International segment had first quarter sales of $6.4 billion, an increase of 10.2 percent from the year-ago quarter, including a favorable currency impact of 3.6 percent. Sales increased 6.5 percent on a constant currency basis, with the Germany wholesale business growing 11.3 percent and Boots UK sales growing 4.5 percent.

Boots UK comparable pharmacy sales increased 10.9 percent compared with the year-ago quarter. Boots UK comparable retail sales increased 8.1 percent compared to the year-ago quarter with growth across all categories. Boots.com sales grew 30 percent, or 23 percent on a constant currency basis, aided by strong Black Friday performance and representing 22 percent of Boots total retail sales.

Adjusted operating income increased 17.9 percent to $168 million, an increase of 16.1 percent on a constant currency basis compared with the year-ago quarter, led by strong retail performance in Boots UK and growth in Germany, partly offset by cost inflation and technology investments.

U.S. Healthcare

	Three months ended November 30,
	2024	2023
Sales	$2,172	$1,931
Operating loss	$(325)	$(436)
Adjusted operating income/(loss) [3]	$25	$(96)
Adjusted EBITDA (Non-GAAP measure)	$70	$(39)

The U.S. Healthcare segment had first quarter sales of $2.2 billion with growth in all businesses compared to the year-ago quarter. VillageMD sales increased 9 percent, CareCentrix increased 16 percent and Shields increased 30 percent.

Operating loss was $325 million compared to $436 million in the prior year period reflecting improved performance at VillageMD and Shields. Adjusted operating income, which excludes certain costs related to stock compensation expense and amortization of acquired intangible assets, was $25 million compared to a loss of $96 million in the year-ago quarter. Adjusted EBITDA of $70 million improved by $109 million versus the prior year quarter reflecting higher contribution from VillageMD risk-based and fee-for-service business and growth at Shields.

Conference Call

WBA will hold a conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, January 10, 2025. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: https://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

[1]

All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS or loss per share are to diluted EPS or diluted loss per share attributable to WBA.

[2]

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. Measures identified as “comparable” constitute key performance indicators. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure, and key performance indicators.

[3]

The Company uses Adjusted operating income (loss) as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying segment performance and trends. The consolidated WBA measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including the impact of opioid related claims and litigation settlements, our fiscal year 2025 outlook, our long-term outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the breadth, timing and impact of the actions related to our strategic review, our ability to successfully turn around the business and return to growth, our ability to reverse valuation allowances on deferred tax assets, the potential impacts on our business of COVID-19, the impact of adverse global macroeconomic conditions caused by factors including, among others, inflation, high interest rates, labor shortages, supply chain disruptions and pandemics like COVID-19 on our operations and financial results, the financial performance of our equity method investments, including Cencora, the amount of our goodwill impairment charge (which is based in part on estimates of future performance), the influence of certain holidays and seasonality, our cost-savings and growth initiatives, including statements relating to our expected cost savings under the Footprint Optimization Program, our 2025 priorities, including those related to the U.S. Retail Pharmacy segment, addressing reimbursement models with our partners, and monetization efforts, and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “opportunity,” “guidance,” “projection,” “target,” “aim,” “continue,” “extend,” “transform,” “strive,” “enable,” “create,” “position,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” “potential,” “preliminary,” “trend,” “future,” “predict,” “assumption,” “commentary,” “focus on,” “ambition,” “vision,” “belief,” “hypothetical,” “aspire,” “confident,” “remains,” “on track,” “priorities,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2024, and in other documents that we file or furnish with the Securities and Exchange Commission (the “SEC”). If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 175-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 12,500 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. Through dispensing medicines, improving access to pharmacy and health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare in the thousands of communities it serves and beyond.

WBA employs approximately 312,000 people, with a presence in eight countries and consumer brands including: Walgreens, Boots, Duane Reade, No7 Beauty Company and Benavides. The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. In fiscal 2024, WBA scored 100% on the Disability Equality Index for disability inclusion.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact
U.S. / Jim Cohn	+1 224 813 9057
International	+44 (0)20 7980 8585

Investor Relations	Contact
Eric Wasserstrom	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2024	2023
Sales	$39,459	$36,707
Cost of sales	32,680	29,937

Gross profit	6,779	6,771
Selling, general and administrative expenses	7,015	6,851
Equity earnings (loss) in Cencora	(9)	42

Operating loss	(245)	(39)
Other expense, net	(171)	(220)

Loss before interest and income tax provision (benefit)	(415)	(259)
Interest expense, net	122	99

Loss before income tax provision (benefit)	(538)	(358)
Income tax provision (benefit)	66	(74)
Post-tax earnings (loss) from other equity method investments	(1)	6

Net loss	(605)	(278)
Net loss attributable to non-controlling interests	(340)	(210)

Net loss attributable to Walgreens Boots Alliance, Inc.	$(265)	$(67)

Net loss per common share:
Basic	$(0.31)	$(0.08)
Diluted	$(0.31)	$(0.08)
Weighted average common shares outstanding:
Basic	863.8	863.0
Diluted	863.8	863.0

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2024	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$859	$1,319
Marketable securities	332	1,790
Accounts receivable, net	6,191	5,851
Inventories	9,119	8,320
Other current assets	977	1,055

Total current assets	17,478	18,335
Non-current assets:
Property, plant and equipment, net	9,382	9,772
Operating lease right-of-use assets	19,631	20,335
Goodwill	15,453	15,506
Intangible assets, net	12,557	12,973
Equity method investments	2,172	2,269
Other non-current assets	1,863	1,846

Total non-current assets	61,058	62,702

Total assets	$78,536	$81,037

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$446	$1,505
Trade accounts payable	14,551	14,082
Operating lease obligations	2,389	2,382
Accrued expenses and other liabilities	9,675	8,673
Income taxes	392	312

Total current liabilities	27,453	26,953
Non-current liabilities:
Long-term debt	7,611	8,044
Operating lease obligations	20,262	20,921
Deferred income taxes	1,119	1,195
Accrued litigation obligations	5,982	6,008
Other non-current liabilities	4,839	5,736

Total non-current liabilities	39,813	41,905

Redeemable non-controlling interests	106	174
Total equity	11,165	12,005

Total liabilities, redeemable non-controlling interests and equity	$78,536	$81,037

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Three months ended November 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(605)	$(278)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	625	616
Deferred income taxes	(23)	(196)
Stock compensation expense	38	51
(Earnings) loss from equity method investments	10	(48)
Impairment of intangibles and long-lived assets	281	165
Gain on sale of equity method investments	(32)	(139)
Gain on sale-leaseback transactions	—	(160)
Loss on variable prepaid forward contracts	200	366
Other	13	35
Changes in certain assets and liabilities:
Accounts receivable, net	(414)	(618)
Inventories	(904)	(1,180)
Other current assets	36	(42)
Trade accounts payable	563	966
Accrued expenses and other liabilities	37	205
Income taxes	93	96
Accrued litigation obligations	(20)	(54)
Other non-current assets and liabilities	(39)	(67)

Net cash used for operating activities	(140)	(281)
Cash flows from investing activities:
Additions to property, plant and equipment	(284)	(506)
Proceeds from sale-leaseback transactions	—	427
Proceeds from sale of other assets	164	304
Business, investment and asset acquisitions, net of cash acquired	(18)	(109)
Other	62	(31)

Net cash provided by (used for) investing activities	(76)	85
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	12	155
Proceeds from debt	3,229	3,826
Payments of debt	(4,679)	(3,776)
Proceeds from variable prepaid forward contracts	—	424
Treasury stock purchases	(36)	(69)
Cash dividends paid	(216)	(415)
Other	4	41

Net cash provided by (used for) financing activities	(1,685)	186
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	—
Changes in cash, cash equivalents and restricted cash:
Net decrease in cash, cash equivalents and restricted cash	(1,910)	(10)
Cash, cash equivalents and restricted cash at beginning of period	3,218	856

Cash, cash equivalents and restricted cash at end of period	$1,309	$846

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under the SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in the Company’s historical operating results. The Company also uses non-GAAP financial measures as a basis for certain compensation programs it sponsors. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates to the most directly comparable GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. reporting in currencies other than the U.S. dollar and such presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the Company’s U.S. Retail Pharmacy and International segments, comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. Comparable sales in constant currency exclude wholesale sales in Germany and sales from dispositions. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry and our method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales (in constant currency), comparable pharmacy sales (in constant currency), comparable retail sales (in constant currency), comparable number of prescriptions, comparable 30-day equivalent prescriptions, and comparable prescriptions excluding immunizations to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

Amounts may not add due to rounding. All percentages and ratios have been calculated using unrounded amounts.

NET LOSS TO ADJUSTED NET EARNINGS AND DILUTED NET LOSS PER SHARE

TO ADJUSTED DILUTED NET EARNINGS PER SHARE

	(in millions, except per share amounts)
	Three months ended November 30,
	2024	2023
Net loss attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(265)	$(67)
Adjustments to operating loss
Footprint optimization [1]	333	—
Acquisition-related amortization [2]	269	275
Acquisition and disposition-related costs [3]	104	163
Adjustments to equity earnings (loss) in Cencora [4]	76	50
Certain legal and regulatory accruals and settlements [5]	59	82
LIFO provision [6]	12	48
Transformational cost management [7]	(15)	109

Total adjustments to operating loss [8]	838	726
Adjustments to other expense, net:
Gain on sale of equity method investment [9]	(32)	(139)
Loss on disposal of business [10]	—	4
Loss on certain non-hedging derivatives [11]	200	366

Total adjustments to other expense, net	168	230
Adjustments to interest expense, net
Interest expense on debt [12]	9	—

Total adjustments to interest expense, net	9	—
Adjustments to income tax provision (benefit):
Discrete tax items and tax impact of adjustments [13]	(45)	(203)
Equity method non-cash tax [13]	(5)	4

Total adjustments to income tax provision (benefit)	(49)	(199)
Adjustments to post-tax earnings (loss) from other equity method investments:
Adjustments to earnings (loss) in other equity method investments [14]	7	9

Total adjustments to post-tax earnings (loss) from other equity method investments	7	9
Adjustments to net loss attributable to non-controlling interests:
Impact of VillageMD debt amendment [15]	(137)	—
Acquisition and disposition-related costs [3]	(65)	(70)
Acquisition-related amortization [2]	(46)	(58)
Certain legal and regulatory accruals and settlements [5]	(19)	—

Total adjustments to net loss attributable to non-controlling interests	(268)	(128)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$440	$571

Diluted net loss per common share (GAAP) [16]	$(0.31)	$(0.08)
Adjustments to operating loss	0.97	0.84
Adjustments to other expense, net	0.19	0.27
Adjustments to interest expense, net	0.01	—
Adjustments to income tax provision (benefit)	(0.06)	(0.23)
Adjustments to post-tax earnings (loss) from other equity method investments	0.01	0.01
Adjustments to net loss attributable to non-controlling interests	(0.31)	(0.15)

Adjusted diluted net earnings per common share (Non-GAAP measure) [17]	$0.51	$0.66

Weighted average common shares outstanding, diluted (in millions) [17]	865.6	864.0

[1]

Footprint Optimization charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Acquisition and disposition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Operating loss within the Consolidated Condensed Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance. As part of the amendment to the VillageMD Secured Loan executed in the three months ended November 30, 2024, Walgreen Co. and VillageMD agreed to terminate certain intercompany leases resulting in an early termination charge of $107 million incurred by VillageMD within the U.S. Healthcare segment and a corresponding gain recognized within the U.S. Retail Pharmacy segment. The impacts of the intercompany lease termination eliminate in consolidation.

[4]

Adjustments to equity earnings (loss) in Cencora consist of the Company’s proportionate share of non-GAAP adjustments reported by Cencora consistent with the Company’s non-GAAP measures. Adjustments are recorded to Equity earnings (loss) in Cencora within the Consolidated Condensed Statements of Earnings.

[5]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings.

[6]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on Cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items. These charges are recorded within Cost of sales within the Consolidated Condensed Statements of Earnings.

[7]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[8]

Total impairment charges for long-lived assets that were adjusted from Operating loss were $279 million in the three months ended November 30, 2024 and were $162 million in the three months ended November 30, 2023.

[9]

Gains on the sale of equity method investments are recorded in Other expense, net within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[10]

Includes gains or losses related to the sale of businesses. These charges are recorded to Other expense, net, in the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[11]

Includes fair value gains or losses on the VPF derivatives. These charges are recorded within Other expense, net, in the Consolidated Condensed Statements of Earnings. The Company does not believe this volatility related to the non-cash mark-to-market adjustments on the underlying derivative instruments reflects the Company’s operational performance.

[12]

Primarily includes interest expense on external debt to fund incremental contributions to the Boots Plan required to complete the Trustee’s acquisition of a bulk annuity policy (the “Buy-In”) from Legal & General. The payments and related incremental interest expense are not indicative of normal operating performance.

[13]

Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax provision (benefit) commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and UK tax law changes and equity method non-cash tax. These charges are recorded within Income tax provision (benefit) within the Consolidated Condensed Statements of Earnings.

[14]

Adjustments to post-tax earnings (loss) from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded in Post-tax earnings (loss) from other equity method investments within the Consolidated Condensed Statements of Earnings. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[15]

In the three months ended November 30, 2024, the Company and VillageMD executed an amendment to the VillageMD Secured Loan that consolidated certain VillageMD obligations to the Company, modified certain interest and fee terms, and provided VillageMD with additional borrowing capacity. These intercompany credit facilities eliminate in consolidation. The Company applies the legal claim approach to the attribution of intercompany transactions to non-controlling interests. The amendment of the VillageMD Secured Loan increased the Company’s claim on VillageMD’s net assets resulting in a pre-tax non-controlling interest benefit. The amendment and related one-time benefit to the Company are not indicative of normal operating performance.

[16]

Due to the anti-dilutive effect resulting from periods where the Company reports a net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted net loss per common share.

[17]	Includes impact of potentially dilutive securities in the calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes.

NON-GAAP RECONCILIATIONS BY SEGMENT AND ON A CONSOLIDATED BASIS

	(in millions)
	Three months ended November 30, 2024
	U.S. Retail Pharmacy [1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$30,866	$6,425	$2,172	$(4)	$39,459
Gross profit (GAAP)	$5,232	$1,303	$240	$4	$6,779
Acquisition-related amortization	5	—	14	—	19
LIFO provision	12	—	—	—	12
Footprint optimization	2	—	—	—	2

Adjusted gross profit (Non-GAAP measure)	$5,251	$1,303	$253	$4	$6,812

Selling, general and administrative expenses (GAAP)	$5,207	$1,162	$565	$82	$7,015
Footprint optimization	(321)	(3)	(4)	(3)	(331)
Acquisition-related amortization	(108)	(16)	(126)	—	(251)
Acquisition and disposition-related costs	96	(4)	(163)	(33)	(104)
Certain legal and regulatory accruals and settlements	(14)	—	(45)	—	(59)
Transformational cost management	18	(3)	1	(1)	15

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,877	$1,136	$228	$45	$6,286

Operating income (loss)	$17	$141	$(325)	$(78)	$(245)
Footprint optimization	323	3	4	3	333
Acquisition-related amortization	114	16	140	—	269
Acquisition and disposition-related costs	(96)	4	163	33	104
Adjustments to equity earnings (loss) in Cencora	76	—	—	—	76
Certain legal and regulatory accruals and settlements	14	—	45	—	59
LIFO provision	12	—	—	—	12
Transformational cost management	(18)	3	(1)	1	(15)

Adjusted operating income (loss) (Non-GAAP measure)	$441	$168	$25	$(41)	$593

Gross margin (GAAP)	17.0%	20.3%	11.0%		17.2%
Adjusted gross margin (Non-GAAP measure)	17.0%	20.3%	11.7%		17.3%
Selling, general and administrative expenses percent to sales (GAAP)	16.9%	18.1%	26.0%		17.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	15.8%	17.7%	10.5%		15.9%
Operating margin [2]	0.1%	2.2%	(15.0)%		(0.6)%
Adjusted operating margin (Non-GAAP measure) [2]	1.2%	2.6%	1.2%		1.3%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two-month reporting lag, operating income for the three month period ended November 30, 2024 includes Cencora equity earnings for the period of July 1, 2024 through September 30, 2024.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.

	(in millions)
	Three months ended November 30, 2023
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,944	$5,832	$1,931	$—	$36,707
Gross profit (GAAP)	$5,434	$1,211	$126	$—	$6,771
LIFO provision	48	—	—	—	48
Acquisition-related amortization	5	—	21	—	26
Transformational cost management	6	—	—	—	6

Adjusted gross profit (Non-GAAP measure)	$5,493	$1,211	$146	$—	$6,850

Selling, general and administrative expenses (GAAP)	$5,179	$1,095	$561	$17	$6,851
Acquisition-related amortization	(89)	(15)	(144)	—	(249)
Acquisition-related costs	(26)	(4)	(173)	41	(163)
Transformational cost management	(91)	(6)	(2)	(4)	(103)
Certain legal and regulatory accruals and settlements	(82)	—	—	—	(82)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,891	$1,069	$242	$53	$6,255

Operating income (loss) (GAAP)	$297	$116	$(436)	$(17)	$(39)
Acquisition-related amortization	94	15	165	—	275
Acquisition-related costs	26	4	173	(41)	163
Transformational cost management	97	6	2	4	109
Certain legal and regulatory accruals and settlements	82	—	—	—	82
Adjustments to equity earnings in Cencora	50	—	—	—	50
LIFO provision	48	—	—	—	48

Adjusted operating income (loss) (Non-GAAP measure)	$694	$142	$(96)	$(53)	$687

Gross margin (GAAP)	18.8%	20.8%	6.5%		18.4%
Adjusted gross margin (Non-GAAP measure)	19.0%	20.8%	7.6%		18.7%
Selling, general and administrative expenses percent to sales (GAAP)	17.9%	18.8%	29.1%		18.7%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.9%	18.3%	12.5%		17.0%
Operating margin [2]	0.9%	2.0%	(22.6)%		(0.2)%
Adjusted operating margin (Non-GAAP measure) [2]	2.1%	2.4%	(5.0)%		1.6%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two-month reporting lag, operating income for the three month period ended November 30, 2023 includes Cencora equity earnings for the period of July 1, 2023 through September 30, 2023.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.

OPERATING LOSS TO ADJUSTED EBITDA FOR U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended November 30,
	2024	2023
Operating loss (GAAP) [1]	$(325)	$(436)
Acquisition and disposition-related costs [2]	163	173
Acquisition-related amortization [3]	140	165
Certain legal and regulatory accruals and settlements [4]	45	—
Footprint optimization [5]	4	—
Transformational cost management [6]	(1)	2

Adjusted operating income (loss)	25	(96)
Depreciation expense	34	43
Stock-based compensation expense [7]	11	13

Adjusted EBITDA (Non-GAAP measure)	$70	$(39)

[1]

The Company reconciles Adjusted EBITDA for the U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

Acquisition and disposition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Operating loss within the Consolidated Condensed Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance. As part of the amendment to the VillageMD Secured Loan executed in the three months ended November 30, 2024, Walgreen Co. and VillageMD agreed to terminate certain intercompany leases resulting in an early termination charge of $107 million incurred by VillageMD within the U.S. Healthcare segment and a corresponding gain recognized within the U.S. Retail Pharmacy segment. The impacts of the intercompany lease termination eliminate in consolidation.

[3]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[4]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings.

[5]

Footprint Optimization charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[6]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[7]	Includes GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS (LOSS) IN CENCORA

	(in millions)
	Three months ended November 30,
	2024	2023
Equity earnings (loss) in Cencora (GAAP)	$(9)	$42
Goodwill impairment	42	—
Acquisition-related intangibles amortization	23	34
Restructuring and other expenses	7	6
Litigation and opioid-related expenses	6	2
Acquisition-related integration and restructuring expenses	3	5
LIFO expense	1	11
Turkey hyperinflation impact	1	5
Amortization of basis difference in OneOncology investment	—	1
Gain from divestitures	—	(7)
Remeasurement of equity investment	(1)	—
Tax reform	(2)	2
Gain from antitrust litigation settlements	(5)	(9)

Adjusted equity earnings in Cencora (Non-GAAP measure)	$67	$92

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended November 30, 2024			Three months ended November 30, 2023
	Loss before income tax provision	Income tax provision	Effective tax rate	Loss before income tax benefit	Income tax (benefit) provision	Effective tax rate
Effective tax rate (GAAP)	$(538)	$66	(12.2)%	$(358)	$(74)	20.7%
Impact of non-GAAP adjustments and discrete tax items	1,015	204		956	232
Equity method non-cash tax	—	5		—	(4)
Adjusted tax rate true-up	—	(160)		—	(29)

Subtotal	$477	$115		$598	$125
Exclude adjusted equity earnings in Cencora	(67)	—		(92)	—

Adjusted effective tax rate excluding adjusted equity earnings (loss) in Cencora (Non-GAAP measure)	$410	$115	28.0%	$507	$125	24.7%

FREE CASH FLOW

	(in millions)
	Three months ended November 30,
	2024	2023
Net cash used for operating activities (GAAP)	$(140)	$(281)
Less: Additions to property, plant and equipment	(284)	(506)

Free cash flow (Non-GAAP measure) [1]	$(424)	$(788)

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures), plus acquisition related payments and incremental pension payments made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to the Consolidated Condensed Statement of Cash Flows.

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